Exhibit 99

BUNKER HILL ANNOUNCES CHANGE IN MANAGEMENT

Toronto, Ontario, April 24, 2020; Bunker Hill Mining Corp. (CSE-BNKR) (“Bunker Hill” or the “Company”) is pleased to announce that Mr. Sam Ash has been appointed as President and Chief Executive Officer of the Company to replace in this position Mr. John Ryan. Mr. Ryan will continue to serve the Company as a member of the Board of Directors.

“On behalf of Bunker Hill Mining’s Board of Directors, I am very pleased to welcome Sam Ash as the new CEO,” said Richard Williams, Chairman Bunker Hill Mining. “He is an experienced, visionary and modernizing mining leader with extensive underground mining and commercial experience, and a diverse operational background. We are very excited by his commitment and transformational vision for the mine”.

“I also wish to thank John Ryan for his tremendous service in his role as President and Chief Executive Officer during the transitional period and for his continued and valued support to Sam, myself and the whole Bunker Hill team”.

Mr. Ash was a Partner from 2015 at Barrick Gold Corp. (“Barrick”) and held various roles over the nine years employed there. This includes three years as General Manager of the Lumwana Copper Mine in Zambia, Technical Support Manager to Barrick’s Copper Business Unit, General Support Manager on the Cortez Mine in Nevada and Chief Engineer leading the roll-out of new Underground Mining standards in the USA and Tanzania.

Prior to his time at Barrick, Mr. Ash served as Manager of New Operations for Veris Gold Corp. (formerly, Yukon-Nevada Gold Corp.) primarily on the Jerritt Canyon Mine in Nevada, and also as an Underground Mine Supervisor with Drummond Company, Inc. He has recently completed his Masters’ Degree in Leadership and Strategy at the London Business School and has a BS in Mining Engineering from the University of Missouri Rolla.

Mr. Ash whose father worked at Bunker Hill as a Mechanical Engineer in the 1970s, takes over in the middle of its on-going exploration and study program focused on verifying to NI-43-101 standards part of the UTZ, Quill and Newgard ore bodies. He said this of his appointment:

“I am very excited to move to Idaho and into the historic Silver Valley, and honored to be appointed as the Chief Executive Officer of Bunker Hill Mining Corporation to lead the on- going effort to return this extraordinary mine to profitable production in ways that create the most sustainable and significant returns for all of its stakeholders”.

About Bunker Hill Mining Corp.

Bunker Hill Mining Corp has the exclusive option to acquire 100% of the marketable assets of the Bunker Hill Mine. Information about the Company is available on its website, www.bunkerhillmining.com, or within the SEDAR and EDGAR databases.

For additional information contact:

Sam Ash, President and Chief Executive Officer

+1 313 290 8653

sa@bunkerhillmining.com

Cautionary Statement

No stock exchange or securities administrator accepts responsibility for the adequacy or accuracy of this news release.

Certain statements in this news release are forward-looking and involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, as well as within the meaning of the phrase ‘forward-looking information’ in the Canadian Securities Administrators’ National Instrument 51-102 – Continuous Disclosure Obligations. Forward-looking statements are not comprised of historical facts. Forward-looking statements include estimates and statements that describe the Company’s future plans, objectives or goals, including words to the effect that the Company or management expects a stated condition or result to occur. Forward-looking statements may be identified by such terms as “believes”, “anticipates”, “expects”, “estimates”, “may”, “could”, “would”, “will”, or “plan”. Since forward- looking statements are based on assumptions and address future events and conditions, by their very nature they involve inherent risks and uncertainties. Although these statements are based on information currently available to the Company, the Company provides no assurance that actual results will meet management’s expectations. Risks, uncertainties and other factors involved with forward-looking information could cause actual events, results, performance, prospects and opportunities to differ materially from those expressed or implied by such forward-looking information. Forward looking information in this news release includes, but is not limited to, the Company’s intentions regarding its objectives, goals or future plans and statements. Factors that could cause actual results to differ materially from such forward-looking information include, but are not limited to, the ability to predict and counteract the effects of COVID-19 on the business of the Company, including but not limited to: the effects of COVID-19 on the price of commodities, capital market, restriction on labour and international travel and, supply chain failure to identify mineral resources, failure to convert estimated mineral resources to reserves, the inability to complete a feasibility study which recommends a production decision, the preliminary nature of metallurgical test results, delays in obtaining or failures to obtain required governmental, environmental or other project approvals, political risks, changes in equity markets, uncertainties relating to the availability and costs of financing needed in the future, the inability of the Company to budget and manage its liquidity in light of the failure to obtain additional financing, including the ability of the Company to complete the payments pursuant to the terms of the agreement to acquire the Bunker Hill Mine Complex, inflation, changes in exchange rates, fluctuations in commodity prices, delays in the development of projects, capital, operating and reclamation costs varying significantly from estimates and the other risks involved in the mineral exploration and development industry, and those risks set out in the Company’s public documents filed on SEDAR. Although the Company believes that the assumptions and factors used in preparing the forward-looking information in this news release are reasonable, undue reliance should not be placed on such information, which only applies as of the date of this news release, and no assurance can be given that such events will occur in the disclosed time frames or at all. The Company disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, other than as required by law.